Exhibit 10.1

February 25, 2021

BY EMAIL

Heidi M. Hagen

Dear Heidi:

On behalf of ZIOPHARM Oncology, Inc. (the “Company”), I am pleased to offer you temporary, full-time employment on the following terms.

1.     Employment. Effective February 25, 2021 (the “Start Date”), you will be employed to serve as the Interim Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You agree to perform to the best of your ability the duties and responsibilities that are customary for such position, as well as any such other duties and responsibilities as reasonably determined by the Board in its sole discretion from time to time. You specifically acknowledge and agree that you will be required to assist the Company in identifying, evaluating and hiring a full-time, replacement chief executive officer.

While you are employed by the Company, you agree to devote your best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Except as otherwise noted in this Agreement, during your employment as Interim Chief Executive Officer, you will not, without prior written authorization from the Board, engage in any other employment or provide consulting or other business services (whether full-time or part-time) to any other person or entity. Company agrees that you may continue to serve on the boards of Lykan Biosciences and Vericel Incorporated Corp. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

You understand that your employment with the Company shall be at-will, meaning that either you or the Company may terminate the relationship at any time, with or without notice or reason. Any contrary representations that may have been made to you are superseded by this letter agreement. You further understand that your employment is expected to be temporary and continue only until such time as a replacement, full-time chief executive officer commences employment with the Company, which we anticipate to be approximately six months from the Start Date.

2.    Board Position. You will remain on the Board during your tenure as Interim Chief Executive Officer, subject to your removal in the ordinary course and applicable law. Notwithstanding any other agreement or understanding to the contrary, you will not receive any compensation for your Board membership while you are serving as Interim Chief Executive Officer. On or about the Start Date, you shall resign from any Board committees of which you currently are a member. You shall remain on the Board following termination of your employment as Interim Chief Executive Officer and you thereafter shall serve as an independent director to the extent and as soon as permissible under applicable law.

3.     Cash Compensation. The Company will pay you an annual base salary at the rate of $575,000, paid in accordance with the Company’s standard payroll practice. In addition to the base salary, within 30 (thirty) days after the Start Date, the Company will pay you a one-time sign-on bonus of Fifty-Thousand Dollars ($50,000.00) (the “Sign-on Bonus”).

4.    Bonuses.

(a)    Calendar Year 2021 Bonus. If your employment as Interim Chief Executive Officer is terminated on or before September 1, 2021 because you have been replaced by a full-time chief executive officer, then you shall receive a bonus of $150,000, payable within ninety (90) days after the effective date of such termination.

If you remain employed as Interim Chief Executive Officer after September 1, 2021, then you shall be eligible to receive a performance bonus for the 2021 calendar year. Your target bonus for 2021 shall be $345,000 (prorated from your Start Date through the earlier of the date your employment with the Company ends or December 31, 2021), and based on specific performance goals to be mutually agreed upon by you and the Board. In order to be entitled to any performance bonus, you must achieve at least 50% of such performance goals, and bonus payout will be on a straight line basis (i.e., if you achieve 75% of your goals, you will receive 75% of your bonus target). Notwithstanding the foregoing, you will receive a minimum bonus under this Section 4(a) of $150,000. The performance bonus shall be paid when other Company executives receive their 2021 bonuses.

(b)    Calendar Year 2022 Bonus. If you remain employed as Interim Chief Executive Officer on or after January 1, 2022, then you shall earn a $25,000 bonus on the last day of each of the first six (6) calendar months in 2022, provided you remain employed on the last day of the applicable month (the “Earned Monthly Bonuses”). You also shall be eligible to earn a target bonus of $345,000 (prorated through the earlier of the date your employment with the Company ends or December 31, 2022), and based on specific performance goals to be mutually agreed upon by you and the Board (the “2022 Performance Bonus”). In order to be entitled to the 2022 Performance Bonus, you must achieve at least 50% of such performance goals, and bonus payout will be on a straight line basis (i.e., if you achieve 75% of your goals, you will receive 75% of your bonus target). For the avoidance of doubt, the amount of the Earned Monthly Bonuses will be subtracted from any 2022 Performance Bonus. The 2022 Performance Bonus shall be paid when other Company executives receive their 2022 bonuses.

5.    Equity.

(a)    Stock Option. Subject to approval by the Board, the Company will grant you an option (the “Option”) to purchase 675,000 shares of common stock of the Company, with an exercise price equal to the fair market value of said shares of common stock as of the date of grant. One-twelfth of the Option will vest monthly over the term of one (1) year, subject to your continued service with the Company through each relevant vesting date. The Company will recommend that the Board approve the Option grant to you as soon as practicable following the Start Date. This Option shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and a Stock Option Agreement (the “Equity Plan”). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment. Notwithstanding any term to the contrary in the Equity Plan, you may exercise the Option at any time prior to the termination date thereof.

(b)    Restricted Stock. Subject to approval by the Board, the Company will award 90,000 shares of restricted common stock of the Company (the “Restricted Stock”). The Restricted Stock shall vest on the one (1) year anniversary of the award, subject to your continued service with the Company through such date. The Company will recommend that the Board approve the grant of Restricted Stock to you as soon as practicable following the Start Date. Upon the termination of your employment, the Company shall have a right to reacquire all or any part of the Restricted Stock that have not vested by the date of such termination. Such Restricted Stock grant will be governed by the Equity Plan and the standard form of Restricted Stock Agreement, which agreement you shall enter into as a condition to the grant of the Restricted Stock.

(c)    Accelerated Vesting. If your employment as Interim Chief Executive Officer terminates either because a replacement, full-time chief executive officer has been hired by the Company, or because Company terminates your employment without Cause, then upon termination of your employment, any portion of the Option that is unvested shall vest in full and become immediately exercisable; and the Restricted Stock shall vest in full.

6.     Vacation and Other Employee Benefits. You shall be entitled to a vacation of four (4) weeks per annum (or pro rata portion thereof for any partial year), in addition to holidays observed by the Company as they fall on scheduled days of work. You shall be entitled to carry forward accrued and unused vacation to the next year of employment, subject to the limitations and pursuant to the terms of the Company’s generally applicable vacation policy. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, upon any termination of Employee’s employment, the Company will provide timely payment to Employee in respect of any then accrued but unused vacation. As a regular employee of the Company, you will be eligible to participate in any Company-sponsored benefits, including health benefits, as in effect from time to time. Such participation in employee benefits shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Company or any administrative or other committee provided for in or contemplated by any such plan. Nothing shall be construed to create any obligation on the part of the Company to establish any benefit plan or to maintain the effectiveness of any plan.

7.     Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of your employment with the Company, you will execute the Employee Invention, Non-Disclosure, Non-Solicitation and Non-Competition Agreement, attached hereto as Exhibit A (“Restrictive Covenant Agreement”) on or prior to the Start Date, the terms of which are incorporated by reference herein. You agree without reservation that the restraints in the Restrictive Covenant Agreement are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

8.     Representations and Warranties. By signing this agreement, you represent that you have not been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S. C. 335a); and are not on any of the FDA clinical investigator enforcement lists (including the (i) Disqualified/Totally Restricted List, (ii) Restricted List and (iii) Adequate Assurances List).

9.    Tax Treatment.

(a)    The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

(c)    Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.     Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company regarding your employment as Interim Chief Executive Officer. Your Indemnity Agreement with the Company dated June 13, 2019 shall remain in full force and effect. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Board (other than you). You and the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in Massachusetts in connection with any dispute or claim arising from this Agreement. You and the Company agree that any dispute relating to this letter agreement shall be tried by a judge alone, and you and the Company hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

11.    Office Location: The duties to be performed by you hereunder shall be performed in your home office in Kenmore, Washington, and the Company shall consider Kenmore, Washington as your place of employment for purposes of tax withholdings, to the extent permitted by law.

12.    Termination. Your employment hereunder shall terminate upon your death and may otherwise be terminated as follows:

(a)     Your employment hereunder may be terminated by the Company for “Cause,” which for purposes of this Agreement shall be defined as follows:

(i) The willful or negligent failure, disregard or refusal by you to perform your duties hereunder for a period of fifteen (15) business days after you have been given written notice thereof;

(ii) Any act by you, that in the reasonable opinion of a majority of the Board has the effect of injuring the business or reputation of the Company or any of its affiliates;

(iii) Misconduct by you in respect of your duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by you from the Board for a period of fifteen (15) business days after you have been given written notice thereof;

(iv) Your conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by a majority of the Board after a reasonable and good faith investigation by the Board following a written allegation by another employee of the Company, that you engaged in any conduct prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination);

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony);

(vii) Material breach by you of any of the provisions of the Company’s Invention, Non-Disclosure and Non-Competition Agreement, as determined by a majority of the Board; and

(viii) Failure by you to cure any breach in any material respect by you of any provision of this Agreement within fifteen (15) business days after you have been given written notice thereof.

(b)     Your employment hereunder may be terminated by the Company due to your Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Board after you have been unable to substantially perform your duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12-month period, by reason of any physical or mental illness or injury. For purposes of this Section, you agree to make yourself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

13.     Compensation upon Termination.

(a)     If your employment is terminated as a result of your death or Disability, as a result of your voluntary resignation, or by the Company for Cause, the Company shall pay to you or to your estate, as applicable, your accrued Base Salary and any accrued vacation through the date of termination, and expense reimbursement amounts for expenses incurred through the date of termination.

(b)     If your employment is terminated by the Company without Cause, and other than by reason of death or Disability, then the Company shall pay to you your Base Salary through the date of your termination, any accrued vacation, and any expense reimbursement amounts for expenses incurred through the date of termination. In addition, if (i) you have executed and delivered to the Company, within 30 days after the effective date of that termination, a written general release, whereby you shall release the Company from any and all potential liabilities arising out of your employment with, or termination from employment from, the Company; and (ii) the rescission period specified in that release has expired, the Company shall pay to you severance in the form of continuing payments of your Base Salary in effect as of the effective date of termination, less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll schedule, for a period of four (4) months following the effective date of termination (the “Severance Payments”); provided, however, that no Severance Payments will be made prior to the 60th day following the effective date of termination, and on that 60th day, the Company will pay Employee a lump sum payment equal to all the payments that would have been paid earlier but for the delay due to this Section, with the balance paid thereafter as originally scheduled.

14.    Cooperation.

(a)    To the extent you receive Severance Benefits pursuant to Section 13(b), and for a period of four (4) months after the date of your termination from the Company (and regardless of the reason(s) for such termination), you agree to make yourself available to the Company upon reasonable notice to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others.

(b)    During this period of time and thereafter you further agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company or its successor(s), including any claim or action against its and their directors, officers and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in performing your obligations under this Section 14(b).

15.     Effect of Termination on Benefits.

(a)    Unless your employment is terminated for Cause, Company (or its successor) shall pay one hundred percent (100%) of your applicable COBRA premiums for up to twelve (12) months, provided you timely elect COBRA coverage and otherwise remain eligible under COBRA.

(b)    Notwithstanding anything to the contrary set forth in Section 4(a), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you or your qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA Premium Benefits would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA Premium Benefits, and shall be paid until the expiration of the COBRA Payment Period.

16.     Expenses. The Company shall reimburse you for all normal, usual and necessary expenses incurred by you in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses (which shall include business-class travel, unless unavailable and then first-class travel, and lodging). The Company shall reimburse you upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

17.     Legal Fees. Company will pay for the reasonable legal fees actually incurred by you in connection with the review and negotiation of this Agreement.

18.     Publicity on Termination: Upon termination of your employment, Company and you shall jointly prepare appropriate communications to announce your departure, subject to applicable laws.

You may indicate your agreement with these terms and accept this offer by signing and dating a copy of this letter agreement and returning it to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

ZIOPHARM ONCOLOGY, INC.

/s/ James Huang
James Huang
Executive Chairman

Accepted and Agreed To Under Seal:

/s/ Heidi M. Hagen
Heidi M. Hagen

Dated: February 25, 2021

Exhibit A

INVENTION, NON-DISCLOSURE, NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

In consideration of my initial employment by ZIOPHARM Oncology, Inc., having an address at One First Avenue, Parris Building #34, Navy Yard Plaza, Boston MA 02129 (hereinafter referred to as the “Company”), my receipt of Company confidential and/or proprietary information, and in my receipt of compensation from the Company during my employment (including any salary, bonus or equity interest), the adequacy of which is acknowledged by me, I agree as follows:

1.	Proprietary Information

(a) I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, manufacturing information, technical information, strategies, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of actual or prospective customers, suppliers, vendors, clinical sites, or collaborators of the Company. I will not disclose any Proprietary Information to any person or entity other than employees of the Company (who have a business reason to receive such information) or use the same for any purposes (other than in the performance of my duties as an employee of the Company) without written approval by an officer of the Company, either during or after my employment with the Company.

(b) I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times. I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. All such materials or copies thereof and all tangible property of the Company in my custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of my employment (whether voluntary or involuntary). After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

(c) I agree that my obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and my obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of third parties including but not limited to actual or prospective customers, suppliers vendors, clinical sites, or collaborators of the Company to the Company or other third parties who may have disclosed or entrusted the same to me or the Company.

(d) I am also expected, both during and after my employment with the Company, to maintain the confidentiality of the Company’s trade secrets. The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under Massachusetts law and under the Defend Trade Secrets Act of 2016 and shall include, but not be limited to, anything tangible or intangible, and whether or how stored (including without limitation, electronically kept or stored), which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production, financial or management information, design, process, procedure, formula, invention or improvement; and other confidential and proprietary information and documents.

(e) I acknowledge and understand that: (i) I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (iii) if I file a lawsuit for retaliation for reporting a suspected violation of law I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(f) I understand that, notwithstanding the forgoing, this Agreement does not limit my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice, to any Government Agency.

2.	Developments

(a) I will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by me or under my direction or jointly with others during my employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) I agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all of my right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by me not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. I understand that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waives all claims to moral rights in any Developments.

(c) I agree to cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. I shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and my attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

(d) I represent that the Developments identified in Exhibit A hereto comprises all the Developments which I have developed prior to my employment by the Company, which Developments are excluded from this Agreement (“Prior Development”). I understand that it is only necessary to list the title and purpose of such Prior Developments but not details thereof.

(f) If, in the course of my employment with the Company, I incorporate a Prior Development into any product or service offered or sold by the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and/or sell such Prior Development. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Developments in any Company products without the Company’s prior written consent.

3.	Non-Solicitation

(a) While I am employed by the Company and for a period of one year after the termination or cessation of such employment for any reason (voluntarily or involuntarily), I will not directly or indirectly:

(i) solicit, divert, take away or do business with, or attempt to solicit, divert, take away or do business with, any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by me while employed by the Company;

(ii) in any way interfere with the relationship between any such clients, customers or accounts and the Company; or

(iii) solicit or encourage any clients, customers, or accounts to terminate or diminish their relationship with the Company.

(b) While I am employed by the Company and for a period of two years after the termination or cessation of such employment for any reason (voluntarily or involuntarily), I will not directly or indirectly recruit, solicit or hire any employee, contractor or consultant of the Company (who was employed or engaged by the Company at any time during my employment with the Company), or induce or attempt to induce any such employee, contractor or consultant of the Company to terminate his/her employment or engagement with, or otherwise cease his/her relationship with, the Company. This subsection 3(b) shall not apply to any employee, contractor, or consultant whom I introduce to the Company.

(c) If I violate the provisions of Section 4(a), I shall continue to be bound by the restrictions set forth in Section 4(a) until a period of one year has expired without any violation of such provisions. If I violate the provisions of Section 4(b), I shall continue to be bound by the restrictions set forth in Section 4(b) until a period of two years has expired without any violation of such provisions.

4.	Other Agreements

I hereby represent that, except as I have disclosed in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.	United States Government Obligations

I acknowledge that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

6.	No Employment Contract

I understand that this Agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time.

7.	Notification of New Employers

During my employment with the Company and for two years after my employment ends for any reason (voluntarily or involuntarily), I hereby agree to provide a copy of this Agreement to any employer or prospective employer, and I hereby authorize the Company to provide copies of this Agreement to any person or entity that may or does employ or do business with, or consider employing or doing business with, me in the future.

8.	Miscellaneous

(a) The term “Company” shall include ZIOPHARM Oncology, Inc. and any of its parents, subsidiaries, subdivisions, predecessors or affiliates. The Company shall have the right to assign, without my express consent, this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement.

(d) This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. I acknowledge that my covenants in this Agreement are given in exchange for, among other things, my employment and the terms and conditions of such employment. My covenants are not tied to my present role, title or responsibilities. I therefore agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(e) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by me to be reasonable for such purpose. I agree that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, I agree that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance, injunctive relief, or other equitable relief. I further understand and agree that in the event I breach or fail to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, I shall be required to reimburse the Company for all costs, expenses and reasonable attorneys’ fees associated with such action.

(g) If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof. In addition, I agree that any dispute concerning this Agreement shall be heard exclusively by a court of competent jurisdiction within Massachusetts. By signing below, I acknowledge that I am subject to the exclusive personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

Signature Page Follows.

Invention, Non-Disclosure and Non-Competition Agreement

ZIOPHARM Oncology, Inc.

Lynn Ferrucci, SVP, Human Resources

Date

By signing and returning this signed Agreement to the Human Resources Department of ZIOPHARM Oncology, Inc., I hereby acknowledge that I have received the Agreement, have fully reviewed it, and will abide by its terms at all times.

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below. I hereby acknowledge that I have been advised and am aware of my right to consult with an attorney prior to signing this Agreement.

HEIDI HAGEN

Dated: February 25, 2021

PLEASE KEEP A COPY OF THE ATTACHED INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT IN YOUR COMPANY WORKPLACE WITH ALL OTHER IMPORTANT COMPANY POLICIES

EXHIBIT A

PREVIOUS INVENTIONS

TO:	ZIOPHARM Oncology, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.    Except as listed in Section 2 below, the following is a complete list of all inventions, copyrighted works or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.